Exhibit 99.1

April 27, 2023	For More Information Contact:
For Immediate Release	Jay McConie, EVP and CFO
(516) 671-4900, Ext. 7404

THE FIRST OF LONG ISLAND CORPORATION

REPORTS EARNINGS FOR THE FIRST QUARTER OF 2023

Melville,  New York, April 27, 2023 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported results for the three months ended March 31, 2023.

Liquidity

Our customers have remained loyal during these challenging times.  Total deposits were only $66 million, or 1.9%, lower than December 31, 2022.  The decline is mainly attributable to regular deposit flows with no noticeable impact from the disruption that occurred in the banking industry in March of this year.  Noninterest-bearing checking deposits of $1.2 billion represent 35% of total deposits.  Brokered time deposits remained at the same level as December 31, 2022, totaling $176 million, or 5%, of total deposits.  The Bank was able to reduce its long-term FHLB advances by $28.5 million, or 6.9%, during the quarter.

The Bank had $1.5 billion in collateralized borrowing lines with the Federal Home Loan Bank of New York (FHLBNY) and the Federal Reserve Bank (FRB) at March 31, 2023.  The Bank also has a $20 million unsecured line of credit with a correspondent bank.  In addition, we had $143.4 million in cash and unencumbered securities available to be pledged.  The $1.7 billion in liquidity substantially exceeds the uninsured and uncollateralized deposit balance of $1.3 billion, which represents 38% of total deposits. The FRB’s Term Funding Program has not been utilized and such borrowings are not currently anticipated.

Interest Rate Sensitivity

Management is proactively making decisions in the best long-term interest of the Company.  The Bank completed two balance sheet repositioning transactions during the first quarter of 2023.  The purpose of the transactions was to help reduce the Bank’s liability sensitive position.  On March 16, 2023, the Bank entered into an interest rate swap to convert $300 million of fixed rate residential mortgage loans to floating rate for 3 years.  The Bank will pay a fixed rate of 3.82% and receive a floating rate based on the SOFR overnight rate.  This transaction is immediately accretive and should increase annual interest income by approximately $2.9 million based on the SOFR overnight rate as of March 31, 2023.  In addition, the Bank sold $149 million of fixed rate municipal securities earning a tax equivalent yield of 3.32% and purchased $135 million of floating rate SBA securities projected to yield 5.38% at the current prime rate.  The Bank recognized a loss on the sale of securities of $3.5 million ($2.4 million after-tax) which the Bank expects will be earned-back in just 1.2 years. This transaction is also immediately accretive and as of March 31, 2023 increases annual interest income by $2.8 million.  The interest rate swap and securities repositioning transactions result in loans and securities repricing or maturing within one year nearly doubling during the quarter to $813 million, or 20.8% of total loans and securities, at March 31, 2023.  The first quarter results do not reflect a full quarter’s benefit of these transactions since they were executed close to quarter-end.

Analysis of First Quarter Earnings

Net income for the first quarter of 2023 was $6.5 million a decrease of $5.6 million from the same quarter last year.  The primary drivers of the decrease were a loss on sale of securities of $3.5 million and a decline in net interest income of $4.4 million, partially offset by a decrease in income tax expense of $2.5 million.

Net interest income declined as rising market interest rates resulted in the cost of deposits and long-term debt increasing at a faster pace than the yields on interest-earning assets.  An increase in interest expense of $9.4 million was only partially offset by a $5.0 million increase in interest income.  The cost of interest-bearing liabilities was 1.96% in the current quarter, an increase of 142 basis points when compared to the first quarter of 2022.  The yield on interest-earning assets increased 35 basis points to 3.56% in the current quarter.  Also contributing to the decline in net interest income was an unfavorable shift in the mix of funding as average noninterest-bearing deposits decreased $134.2 million while average interest-bearing liabilities increased $287.4 million.  Net interest margin for the first quarter of 2023 was 2.34% compared to 2.74% and 2.90% for the fourth and first quarters of 2022, respectively.  The Bank expects that net interest margin will remain under pressure throughout 2023 unless the Federal Reserve Bank reduces short-term rates.

During the first quarter of 2023 we originated $38 million in mortgage loans at a weighted average rate of approximately 6.05%.  The Bank’s loan pipeline was $96 million at the end of the quarter.  The decline in origination volume and the current loan pipeline reflect lower demand for loans in the marketplace and higher interest rates.

The provision for credit losses decreased $1.5 million when comparing the first quarter periods from a charge of $433,000 in the 2022 quarter to a credit of $1.1 million in the current quarter.  The credit provision for the current quarter was mainly due to an improvement in historical loss rates and declines in outstanding loans, average growth rates and concentrations of credit, partially offset by deteriorating economic conditions.

Noninterest income, excluding the loss on the sale of securities of $3.5 million, declined $922,000 when comparing the first quarter periods.  The decline was comprised of the nonservice cost component of the Bank’s defined benefit pension plan and a first quarter of 2022 payment received for the conversion of the Bank’s retail broker and advisory accounts.  Recurring components of noninterest income including BOLI and service charges on deposit accounts had increases of 5.1% and 8.4%, respectively.

       The increase in noninterest expense of $802,000 was primarily due to an increase in rent expense relating to the Bank’s new corporate headquarters facility and higher FDIC insurance expense attributable to higher assessment rates. Salaries and benefits expense is largely flat when comparing the quarterly periods as competitive annual salary increases were largely offset by a decline in incentive and stock-based compensation expense reflecting the lower net income and related performance metrics.

Income tax expense decreased $2.5 million and the effective tax rate declined from 20.6% to 9.1% when comparing the first quarter periods.  The decline in the effective tax rate is mainly due to an increase in the percentage of pre-tax income derived from the Bank’s real estate investment trust, municipal securities portfolio and BOLI.  The decrease in income tax expense reflects the lower effective tax rate and a decline in pre-tax income.

Analysis of Earnings – First Quarter 2023 Versus Fourth Quarter 2022

Net income for the first quarter of 2023 decreased  $3.4 million from the fourth quarter of last year.  The decrease is mainly attributable to a $4.1 million decline in net interest income for substantially the same reasons discussed above with respect to the first quarter periods and the loss on sale of securities in the first quarter of 2023.  Partially offsetting these items was the credit provision for loan losses, lower incentive and stock-based compensation expense and a decline in income tax expense for substantially the same reasons previously discussed.

Asset Quality

The Bank’s allowance for credit losses to total loans (reserve coverage ratio) was .93% at March 31, 2023 as compared to .95% at December 31, 2022.    The decrease in the reserve coverage ratio was mainly due to an improvement in historical loss rates and declines in average growth rates and concentrations of credit, partially offset by deteriorating economic conditions.    Nonaccrual loans were zero at March 31, 2023.  Modified loans and loans past due 30 through 89 days remain at low levels.

Capital

The Corporation’s capital position remains strong with a Leverage Ratio of approximately 9.94% at March 31, 2023.  Book value per share increased to $16.43 at March 31, 2023 versus $16.24 at year end 2022.  The accumulated other comprehensive loss component of stockholders’ equity is mainly comprised of a net unrealized loss in the available-for-sale securities portfolio due to higher market interest rates.  We did not repurchase any shares during the quarter or change the quarterly dividend.  The Board and management will continue to evaluate both capital management tools to provide the best opportunity to maximize shareholder value.

Challenges We Face

The current economic environment is characterized by stubbornly high inflation, interest rate increases not seen in over forty years, an inverted yield curve and lower confidence in the banking system.  These factors are causing the Bank’s cost of funds to increase at a substantially faster rate than the increase in asset yields resulting in declines in earnings and profitability metrics.  While the interest rate swap and securities purchase/sale transaction are expected to benefit the Bank by slowing these trends, they will not stop or reverse the current trends.  The Corporation’s earnings and key financial metrics will continue to face significant challenges in the near term.  In this difficult economic environment, our customer base has remained loyal, asset quality has remained strong and the Corporation is closely monitoring its capital and liquidity position.  We continue to meet the needs of our customers and stay focused on our long-term strategic initiatives.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”).  The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended March 31, 2023.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about May 3, 2023, when it is electronically filed with the SEC. Our SEC filings are also available on the SEC’s website at www.sec.gov.

   CONSOLIDATED BALANCE SHEETS

(Unaudited)

	3/31/23	12/31/22
	(dollars in thousands)
Assets:
Cash and cash equivalents	$51,768	$74,178
Investment securities available-for-sale, at fair value	654,619	673,413

Loans:
Commercial and industrial	96,860	108,493
Secured by real estate:
Commercial mortgages	1,897,131	1,916,493
Residential mortgages	1,218,008	1,240,144
Home equity lines	45,660	45,213
Consumer and other	1,160	1,390
	3,258,819	3,311,733
Allowance for credit losses	(30,209)	(31,432)
	3,228,610	3,280,301

Restricted stock, at cost	25,035	26,363
Bank premises and equipment, net	31,835	31,660
Right of use asset - operating leases	23,558	23,952
Bank-owned life insurance	111,628	110,848
Pension plan assets, net	10,931	11,049
Deferred income tax benefit	29,563	31,124
Other assets	20,233	18,623
	$4,187,780	$4,281,511
Liabilities:
Deposits:
Checking	$1,192,139	$1,324,141
Savings, NOW and money market	1,684,874	1,661,512
Time	521,737	478,981
	3,398,750	3,464,634

Short-term borrowings	—	—
Long-term debt	382,500	411,000
Operating lease liability	25,871	25,896
Accrued expenses and other liabilities	10,352	15,445
	3,817,473	3,916,975
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 22,531,785 and 22,443,380 shares	2,253	2,244
Surplus	78,621	78,462
Retained earnings	350,351	348,597
	431,225	429,303
Accumulated other comprehensive loss, net of tax	(60,918)	(64,767)
	370,307	364,536
	$4,187,780	$4,281,511

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	3/31/23	3/31/22
	(dollars in thousands)
Interest and dividend income:
Loans	$30,405	$27,386
Investment securities:
Taxable	3,669	1,668
Nontaxable	1,945	1,968
	36,019	31,022
Interest expense:
Savings, NOW and money market deposits	5,775	763
Time deposits	3,069	945
Short-term borrowings	108	441
Long-term debt	3,433	868
	12,385	3,017
Net interest income	23,634	28,005
Provision (credit) for credit losses	(1,056)	433
Net interest income after provision (credit) for credit losses	24,690	27,572

Noninterest income:
Bank-owned life insurance	780	742
Service charges on deposit accounts	787	726
Net loss on sales of securities	(3,489)	—
Other	935	1,956
	(987)	3,424
Noninterest expense:
Salaries and employee benefits	9,765	9,755
Occupancy and equipment	3,325	2,951
Other	3,481	3,063
	16,571	15,769
Income before income taxes	7,132	15,227
Income tax expense	651	3,144
Net income	$6,481	$12,083

Share and Per Share Data:
Weighted Average Common Shares	22,493,437	23,178,475
Dilutive restricted stock units	86,807	99,214
	22,580,244	23,277,689

Basic EPS	$0.29	$0.52
Diluted EPS	0.29	0.52
Cash Dividends Declared per share	0.21	0.20

FINANCIAL RATIOS
(Unaudited)
ROA	0.62%	1.19%
ROE	7.09	11.94
Net Interest Margin	2.34	2.90
Dividend Payout Ratio	72.41	38.46
Efficiency Ratio	62.17	49.35

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	03/31/23	12/31/22
	(dollars in thousands)

Loans including modifications to borrowers experiencing financial difficulty:
Modified and performing according to their modified terms	$438	$480
Past due 30 through 89 days	1,080	750
Past due 90 days or more and still accruing	—	—
Nonaccrual	—	—
	1,518	1,230
Other real estate owned	—	—
	$1,518	$1,230

Allowance for credit losses	$30,209	$31,432
Allowance for credit losses as a percentage of total loans	0.93%	0.95%
Allowance for credit losses as a multiple of nonaccrual loans	—	—

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended March 31,
	2023			2022
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:
Interest-earning bank balances	$49,156	$547	4.51%	$27,675	$14	0.21%
Investment securities:
Taxable (1)	467,444	3,122	2.67	432,871	1,654	1.53
Nontaxable (1) (2)	303,273	2,462	3.25	314,663	2,491	3.17
Loans (1) (2)	3,287,664	30,407	3.70	3,160,058	27,387	3.47
Total interest-earning assets	4,107,537	36,538	3.56	3,935,267	31,546	3.21
Allowance for credit losses	(31,424)			(29,850)
Net interest-earning assets	4,076,113			3,905,417
Cash and due from banks	31,015			32,482
Premises and equipment, net	31,782			37,882
Other assets	115,173			151,151
	$4,254,083			$4,126,932
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,677,634	5,775	1.40	$1,688,054	763	0.18
Time deposits	507,475	3,069	2.45	277,667	945	1.38
Total interest-bearing deposits	2,185,109	8,844	1.64	1,965,721	1,708	0.35
Short-term borrowings	8,811	108	4.97	124,333	441	1.44
Long-term debt	369,867	3,433	3.76	186,322	868	1.89
Total interest-bearing liabilities	2,563,787	12,385	1.96	2,276,376	3,017	0.54
Checking deposits	1,281,991			1,416,223
Other liabilities	37,692			24,031
	3,883,470			3,716,630
Stockholders' equity	370,613			410,302
	$4,254,083			$4,126,932

Net interest income (2)		$24,153			$28,529
Net interest spread (2)			1.60%			2.67%
Net interest margin (2)			2.34%			2.90%

(1) The average balances of loans include nonaccrual loans. The average balances of investment securities exclude unrealized gains and losses on AFS securities.

(2)  Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.